Exhibit 10.10

MANAGEMENT SERVICES AGREEMENT

THIS AGREEMENT is made as of January 1, 2013, (the “Effective Date”).

BETWEEN:
OWLHEAD MINERALS CORP.
a company operating pursuant to the laws
of the State of Nevada with a mailing address of
250 H Street, #459 Blaine, WA 98230
(the “Company”)
OF THE FIRST PART

AND:
Edward Low
AE Financial
a company operating pursuant to the laws
of the Province of British Columbia, Canada with a mailing address of
2730 E 54th Ave, Vancouver, British Columbia, Canada
(the “Management Consultant”)
OF THE SECOND PART

This Management Services Agreement (the “Agreement”) replaces and supersedes that certain Management Services Agreement dated January 1, 2010 between the Edward Low serving as the Company’s Chief Financial Officer and as a Director, and Owlhead Minerals Corp. (the “Company”) and is entered into effective as of January 1, 2013 (the “Effective Date”), between the Company and Edward Low.

WHEREAS:

A. The Company is engaged in the business of mining exploration and development.

B. The Company desires to retain the Management Consultant to act as Chief Financial Officer and Director and to provide his services to the Company as the Chief Financial Officer and Director on the terms and subject to the conditions of this Agreement.

A. The Management Consultant has agreed to act as Chief Financial Officer and Director to the Company and to provide his services to the Company on the terms and subject to the conditions of this Agreement.

THIS AGREEMENT WITNESSES THAT in consideration of the premises and mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1. DEFINITIONS

The following terms used in this Agreement shall have the meaning specified below unless the context clearly indicates the contrary:

(a) “Board” shall mean the Board of Directors of the Company.

(b) “Cause” shall mean the Management Consultant’s (i) commission of an act of fraud, theft or embezzlement or other similar willful misconduct; (ii) conviction of (or pleas of nolo contendere with respect to) a felony or other crime involving moral turpitude; (iii) a serious neglect of his material duties or failure to perform his material obligations under this Agreement, or (iv) refusal to follow lawful directives of the Board, provided however, that the Company shall give the Management Consultant written notice specifying any actions alleged to constitute Cause under clauses (iii) or (iv), and the Management Consultant shall have 30 days from the date of receipt of the Company’s written notice in which to cure any such alleged Cause.

1

(c) “Service Term” shall mean the period beginning on the Effective Date and ending on the close of business on the effective date of the Management Consultant’s termination of service with the Company.

(d) “Expiration Date” shall have the meaning ascribed to such term in Section 2.

(e) “Termination of Service” shall mean the first to occur of the following events:

(i) the date of death of the Management Consultant;

(ii) the effective date specified in the Company’s written notice to the Management Consultant of the Company’s termination of his service without Cause;

(iii) the effective date specified in the Company’s written notice to the Management Consultant of the Company’s termination of his service for Cause; and

(iv) the occurrence of the Expiration Date.

2. SERVICE TERM

The Service Term shall become effective and begin as of the Effective Date, and shall continue until the close of business on the fifth (5th) anniversary of the Effective Date (the “Expiration Date”), unless the Management Consultant’s services are extended or this Agreement is superseded by a replacement agreement or terminated earlier pursuant to a Termination of Service. The Management Consultant will serve the Company subject to the general supervision, advice and direction of the Board and upon the terms and conditions set forth in this Agreement.

3. COMMENCEMENT OF SERVICE

The Company hereby engages the Management Consultant as Chief Financial Officer and Director and the Management Consultant hereby agrees to such service on the terms and conditions described in this Agreement. The Management Consultant is being engaged directly by the Company as Chief Financial Officer and a Director who will be compensated for the services rendered as herein provided. This replacement Management Consultant Agreement with the Company will commence on January 1, 2010 (the effective date of this contract).

4. DESCRIPTION OF DUTIES and JOB TITLE

During the term of this Agreement the Management Consultant agrees to devote his best efforts to perform all duties as shall be determined by and at the reasonable discretion of the Company’s Board of Directors, and is charged with the responsibilities, duties and functions necessary to assist the Company to meet all of its obligations.

The Management Consultant job title is Chief Financial Officer and Director. The Management Consultant will report to the Board and his main duties will be:

(a)	To act as a director and Chief Financial Officer to the Board of Directors;

(b)	To oversee the Capital Structure of the Company;

(c)	To prepare and maintain the Company’s account books.

(d)	To prepare and assist with the preparation and presentation of the Company’s required quarterly financial statements in a timely manner, and prepare and assist with the preparation of the Company’s annual financial statement(s);

(e)	To assist the Company with maintaining the security of all internal corporate records pursuant to the preparation and proper maintenance of all account books;

(f)	To assist the Company with the preparation of all necessary communications and responses to communications with the Company’s auditors and assist the Company with the preparation of all necessary communications and responses with regulatory agencies where such communications and responses are within the scope of services contemplated by this Agreement;

2

(g)	To assist with the management of the domestic and international operations of the company;

(h)	To assist with the supervision and administration of the Company’s mining projects worldwide;

(i)	To assist the Company to raise capital for general and project purposes;

(j)	To assist the Company in evaluation of potential expansion into other mining areas.

(k)	To assess joint venture proposals and work with auditors and legal professionals;

(l)	To advise the board of directors as to the suitability of properties for possible acquisition;

(m)	To assist the Company to develop and maintain proper budgets and budgeting controls;

(n)	The Management Consultant will also perform additional duties and responsibilities to the Company at the reasonable instruction of the President of the Company or his designee, provided that such additional duties and responsibilities are within the scope of services contemplated by this Agreement.

5. OTHER INTERESTS

Apart from the above, the Management Consultant will devote his time, attention and abilities to his duties, and to act in the best interests of the Company at all times. The Management Consultant must not, without the Company’s written consent, be in any way directly or indirectly engaged or concerned in any other business where this is or is likely to be in conflict with the Company’s interests or where this may adversely affect the efficient discharge of his duties. However, this does not preclude the Management Consultant holding securities in any other company.

6. TRAVEL AND WORKING OVERSEAS

The Management Consultant will be required to travel locally or internationally from time to time. This may involve traveling outside normal business hours and at weekends or public holidays should the need arise.

In addition to the compensation provided for under this Section, upon submission of proper vouchers in accordance with the Company’s expense reimbursement policies and procedures as may exist from time to time, the Company will reimburse the Management Consultant for all normal and reasonable travel and other expenses incurred by the Management Consultant during the Service Term in performance of the Management Consultant’s responsibilities to the Company.

At the request of the Management Consultant, the Company may make an advance of travel or expense funds to the Management Consultant against an approved budget.

Due to the Management Consultant’s travel requirements on behalf of the Company, and subject to the Company’s prior written consent based on its ability to afford the protection herein described, the Company agrees to provide additional Travel Protection as follows:

(a) Medical Emergency Evacuation

In the event of a Medical Emergency as determined by the Management Consultant, the Company will provide the necessary funds and other resources for immediate evacuation to a destination specified by the Management Consultant;

3

(b) Security Emergency Evacuation

In the event of Security Emergency as determined by the Management Consultant, including, but not limited to civil unrest, terrorist attack, acts of violence or threats to the Management Consultant or foreign legal issues, the Company will provide the necessary funds and other resources for immediate evacuation to a destination specified by the Management Consultant;

(c) Family Emergency Evacuation

In the event of an emergency, as determined by the Management Consultant, affecting the Management Consultant’s immediate family including the spouse or child of the Management Consultant, parent or sibling, the Company will provide the necessary funds and other resources for immediate evacuation to a destination specified by the Management Consultant;

(d) Personal Damage or Financial Emergency Evacuation

In the event of an emergency causing or likely to cause financial damage in excess of $10,000 to the Management Consultant and as determined by the Management Consultant, the Company will provide the necessary funds and other resources for immediate evacuation to a destination specified by the Management Consultant;

(e) Additional Medical Coverage

The Company Agrees to supplement the Management Consultant’s Health Insurance coverage in order to provide extended health protection and benefits for the duration of the Management Consultant’s absence from the Management Consultant’s country of residence.

7. REMUNERATION

The Management Consultant will be paid a monthly fee of $3,500 per month for the services to be provided in accordance with this Agreement as follows:

(a)	$3,500 Dollars per month in United States funds.

(b)	The Consultant Fee will be paid on the first (1st ) day of each month for the provision of said services. The first payment shall commence on January 1, 2010

8. REVIEW OF REMUNERATION

After one year from the effective date of this agreement, a review will be made of the basic fee and may be subject to an increase at the discretion of the Company.

9. EXPENSES

The Management Consultant shall be authorized to incur reasonable expenses in the performance of his responsibilities pursuant to this Agreement, including expenses for business entertainment, business travel and similar items and other expenses as approved by the Company in advance, or subject to a limit of $200.00 or other restrictions established from time to time by the Company. The Company shall reimburse the Management Consultant for all authorized expenses within a reasonable time after presentation by the Management Consultant from time to time of an itemized account of such expenditures.

10. BENEFIT PLANS

During the Service Term, the Management Consultant shall be entitled to participate in any benefit plans that may exist or be instituted, including but not limited to health plans and other Management Consultant welfare benefit plans, with respect to which the Management Consultant’s position and tenure make him eligible to participate. Nothing in this Section shall be construed to require the Company to maintain any particular benefit plans for its employees, Management Consultants or consultants.

4

11. INDEMNIFICATION

a. The Company agrees that if the Management Consultant is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Management Consultant’s alleged action in an official capacity while serving as a director, officer, member, employee or agent, the Management Consultant shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company’s Articles of Incorporation or Bylaws or

b. Resolutions of the Company’s Board of Directors or, if greater, by the laws of the State of Nevada, against all cost, expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, taxes or other liabilities or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Management Consultant in connection therewith, and such indemnification shall continue as to the Management Consultant even if he has ceased to be a director, member, employee or agent of the Company or other entity, with respect to acts or omissions which occurred prior to his cessation of employment with the Company, and shall inure to the benefit of the Management Consultant’s heirs, executors and administrators. The Company shall advance to the Management Consultant all reasonable costs and expenses incurred by him in connection with a Proceeding within 20 calendar days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by the Management Consultant to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses.

c. Neither the failure of the Company (including its board of directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by the Management Consultant that indemnification of the Management Consultant is proper because he has met the applicable standard of conduct, nor a determination by the Company (including its board of directors, independent legal counsel or stockholders) that the Management Consultant has not met such applicable standard of conduct, shall create a presumption that the Management Consultant has not met the applicable standard of conduct.

12. TERMINATION

In the event that the Management Consultant’s employment is terminated by the Company for reasons other than Cause, or in the event that Management Consultant resigns his employment for Good Reason, or in the event that the Management Consultant terminates this Agreement one hundred and twenty (120) days following a Change of Control, the Management Consultant will be provided a severance package which shall consist of a continuation for a period which is the greater of the unexpired period of this or any extension of this Agreement or six (6) months following the date of Termination of: (A) Remuneration under Section 7, and (B) Management Consultant benefits as provided under Section 9. The Management Consultant and the Company agree and stipulate that the foregoing severance benefit is intended to fully compensate the Management Consultant for the consequences suffered by him in the event of a termination of his employment hereunder by the Company for reasons other than Cause or by the Management Consultant with Good Reason, which consequences are uncertain and difficult to prospectively determine. Such severance is not a penalty, and shall not be subject to reduction in the event that the Management Consultant obtains other employment during any period over which such severance is payable within the initial six months of this period, if applicable.

5

In the event that the Company terminates the Management Consultant’s employment for Cause or the Management Consultant resigns without Good Reason, the Management Consultant will not be entitled to a severance package. No payments or benefits hereunder (other than payment of earned but unpaid base salary) shall be owing or payable by the Company.

In the event the Management Consultant is terminated for Cause or because of Disability, the Management Consultant will promptly resign from any officer and/or director positions the Management Consultant may hold at the Company or any of its subsidiaries.

In the event of the Management Consultant’s death or Disability while performing his duties for the Company, the Company may terminate this Agreement and its obligation hereunder shall be to continue to pay the Management Consultant Fees (to his personal representative) for a period of one (1) year following the date of death or termination and the Management Consultant’s right to all of the Management Consultant’s options, if any shall vest immediately and all of the Management Consultant’s options, if any, shall become immediately exercisable.

In the event of the Management Consultant’s death or Disability while not performing his duties for the Company, the Company may terminate the Management Consultant’s employment and its sole obligation hereunder shall be to continue to pay the Management Consultant salary (to his personal representative) for a period of six (6) months following the date of death or termination.

The above is subject to the Company’s right to terminate the Management Consultant’s services at any time without notice:

(a) for any proven act of serious misconduct or of serious incompetence; or

(b) for repeated or other material breach by the Management Consultant of his obligations to the Company; or

(c) if the Management Consultant is guilty of any conduct which seriously prejudices or is likely seriously to prejudice the Company; or

(d) if the Management Consultant is convicted of any criminal offence.

The Management Consultant is required to give the Company not less than 30 days notice in writing to terminate his service.

On termination of the Management Consultant’s service the Management Consultant must immediately return to the Company, in accordance with any instructions, which may be given to the Management Consultant, all items of property belonging to the Company in his possession or under his control. The Management Consultant must, if so required by the Company, confirm in writing that the Management Consultant has complied with his obligations under this provision.

13. AGREEMENT TO MAKE DEDUCTION/WITHHOLD PAYMENT

At any time during the Management Consultant’s service, or on its termination (however arising), the Company shall be entitled to deduct from the fee or any other payments due to the Management Consultant in respect of the Management Consultant’s service any monies due from the Management Consultant to the Company. If at any time the Management Consultant is requested to return to the Company property belonging to it and the Management Consultant fails to do so the Company shall, without prejudice to any other remedy, be entitled to withhold any monies due to the Management Consultant from the Company.

6

14. SECURITY

Confidentiality: Except in the proper performance of the Management Consultant’s duties, the Management Consultant will not either during the Management Consultant’s service or at any time afterwards in any fashion, form or manner, either directly or indirectly, divulge, disclose, or communicate to any person, firm, or Company, or other entity, or utilize for his own benefit, in any manner whatsoever, any trade secrets or any information of any kind, nature of description concerning any matters affecting or relating to the business of the Company including, but not limited to, the names of any of the Company’s agents or any other information concerning the business of the Company or its manner of operation without regard to whether any or all of the foregoing matters would be deemed confidential, material, or important, except with the express written consent of the Company. The Management Consultant will use his best endeavors to prevent the disclosure of, any information of a confidential nature concerning the business of the Company or of any customer, supplier or other person having dealings with the Company and which comes to his knowledge during the course of his service. Provided however, the foregoing shall not apply in the event the Management Consultant is required, by court order or is otherwise required by law or by a governmental agency, to disclose information concerning business.

Property of Company: All tangible, confidential information and other documentation, either directly or indirectly, coming into the Management Consultant’s possession of in the course of the Management Consultant service, shall remain the property of the Company and shall be returned to the Company.

Company and Management Consultant Stipulate: The Company and Management Consultant hereby stipulate that, as between them, the foregoing matters are important, material, and confidential, and gravely affect the effectiveness and successful conduct of the business of the Company and its goodwill, and that any breach of the terms of this section is a breach of this Agreement.

Non-interference The Management Consultant will not at any time, in any fashion, form or manner, either directly or indirectly, for himself or on behalf of any other person, persons, firm, partnership, entity, company, or business, call upon any customer, employee or Management Consultant of the Company for the purpose of soliciting a business or promotional relationship with respect to any customer, employee or Consultant.

15. INVALID PROVISION

The invalidity or unenforceability of a particular provision of this Agreement shall not affect the other provisions hereof, and the Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

16. MODIFICATION

No change or modification of this Agreement shall be valid unless in writing and signed by the parties hereto.

17. ARBITRATION

If a dispute arises from or relates to this Agreement or the breach thereof or otherwise from the relationship of the parties or its termination and if the dispute cannot be settled through direct discussions, the parties agree to endeavor first to settle the dispute in an amicable manner by mediation before resorting to arbitration. Thereafter, any unresolved controversy or claim arising from or relating to this Agreement or breach thereof shall be settled by an agreed upon arbitration association and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

7

18. NOTICES

Any notice required or permitted by this Agreement shall be in writing, sent by registered or certified mail, return receipt requested, or by overnight courier, addressed to the Board and the Company at its then principal office, or to the Management Consultant at the address set forth in the preamble, as the case may be, or to such other address or addresses as any party hereto may from time to time specify in writing for the purpose in a notice given to the other parties in compliance with this Section 18. Notices shall be deemed given when delivered.

19. APPLICABLE LAW, BINDING EFFECT, AND ASSIGNABILITY

This Agreement shall be governed by and interpreted under the laws of the State of Nevada, United States and shall inure to the benefit of and be binding upon the parties hereto and their heirs, personal representatives, successors and assigns. This Agreement is assignable by the Company with the written consent of the Management Consultant but is not assignable by Management Consultant.

20. REPRESENTATIONS AND WARRANTIES

The Management Consultant represents and warrants to the Company that;

(a) the Management Consultant is under no contractual or other restriction which is inconsistent with the execution of this Agreement, the performance of his duties hereunder or other rights of Company hereunder, and;

(b) the Management Consultant is under no physical or mental disability that would hinder the performance of his duties under this Agreement.

21. MISCELLANEOUS

(a) This Agreement contains the entire agreement of the parties relating to the subject matter hereof;

(b) This Agreement supersedes any prior written or oral agreements or understandings between the parties relating to the subject matter hereof;

(c) A waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition;

(d) The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

IN WITNESS WHEREOF, the undersigned have hereunto executed the Agreement on the date set forth above.

The Company:

/s/ Geoff Armstrong
On Behalf of the Board
Geoffrey Armstrong, President, CEO, Director
Owlhead Minerals Corp.

Management Consultant

/s/ E. Low
Edward Low

8